UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2005
Luby’s, Inc.
(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-8308	74-1335253

(Commission File Number)	(IRS Employer Identification Number)
13111 Northwest Freeway, Suite 600
Houston, TX 77040

(Address of principal executive offices, including zip code)
(713) 329-6800

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 31, 2005, Luby’s, Inc. (the “Company”) entered into an amended and restated $45.0 million unsecured revolving credit facility (the “Revolving Credit Facility”) among the Company, the lenders party thereto, Wells Fargo Bank, National Association and Amegy Bank, National Association, as Documentation Agents, and JPMorgan Chase Bank, National Association, as Administrative Agent. The Revolving Credit Facility may, subject to certain terms and conditions, be increased by an additional $15.0 million for a total facility size of $60.0 million. The Revolving Credit Facility allows for up to $10.0 million of the available credit to be extended in the form of letters of credit. The Revolving Credit Facility terminates on, and all amounts owing thereunder must be repaid on, August 31, 2008.
At any time throughout the term of the loan, the Company has the option to elect one of two bases of interest rates. One interest rate option is the greater of (a) the federal funds effective rate plus 0.5%, or (b) prime, plus, in either case, an applicable spread that ranges from 0% to 0.25% per annum. The other interest rate option is LIBOR (London InterBank Offered Rate) plus an applicable spread that ranges from 1.00% to 1.75% per annum. The applicable spread under each option is dependent upon certain measures of the Company’s financial performance at the time of election.
The Company also pays a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which is also dependent upon the Company’s financial performance, ranging from 0.25% to 0.35% per annum. The Company also is obligated to pay certain fees in respect of any letters of credit issued as well as an administrative fee to the lender acting as administrative agent. Finally, the Company is obligated to pay to the lenders a one-time fee in connection with the closing of the Revolving Credit Facility.
The Revolving Credit Facility contains customary covenants and restrictions on the Company’s ability to engage in certain activities, including financial performance covenants and limitations on capital expenditures, asset sales and acquisitions, and contains customary events of default. As of August 31, 2005, the Company was in full compliance with all covenants.
All amounts owing by the Company under the Revolving Credit Facility are guaranteed by the subsidiaries of the Company.
Christopher J. Pappas, the Company’s President and Chief Executive Officer, is a member of the Board of Directors of Amegy Bank, National Association, which is a lender under, and Documentation Agent of, the Revolving Credit Facility.
Item 2.06. Material Impairments.
In connection with the conversion of the convertible senior subordinated notes disclosed under Item 3.02 below, the Company concluded on August 31, 2005 that it will recognize a one time non-cash charge of approximately $8.0 million representing the write-off of the unamortized portion of the discount associated with the conversion feature of the convertible senior subordinated notes. No amount of the charge will result in future cash expenditures.
Item 3.02. Unregistered Sales of Equity Securities.
On August 31, 2005, Christopher J. Pappas, the Company’s President and Chief Executive Officer, and Harris J. Pappas, the Company’s Chief Operating Officer, each voluntarily converted all of the convertible senior subordinated notes they held into common stock of the Company. Each of them converted $5.0 million principal amount of convertible senior subordinated notes at a conversion price of $3.10 per share into 1,612,903 shares of common stock of the Company. The shares of common stock issued were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof, as the common stock was exchanged by the Company with its existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the conversion.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Credit Agreement, dated August 31, 2005, among Luby’s, Inc., the lenders party thereto, Wells Fargo Bank, National Association and Amegy Bank, National Association, as Documentation Agents, and JPMorgan Chase Bank, National Association, as Administrative Agent.

99.1	Press Release of Luby’s, Inc., dated September 1, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUBY’S, INC. (Registrant)

Date:	September 6, 2005	By:	/s/ Christopher J. Pappas

Christopher J. Pappas President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated August 31, 2005, among Luby’s, Inc., the lenders party thereto, Wells Fargo Bank, National Association and Amegy Bank, National Association, as Documentation Agents, and JPMorgan Chase Bank, National Association, as Administrative Agent.

99.1	Press Release of Luby’s, Inc., dated September 1, 2005.